AGREEMENT RELATING TO THE SALE OF
                         CONTRACTS  ON A VARIABLE BASIS

                               STATEMENT OF FACTS

     A. On January 9, 1968, the Board of Directors of The Prudential Insurance Company of America ("Prudential") adopted a resolution establishing The Prudential Variable Contract Account-2 ("VCA-2") as a funding medium for such contracts on a variable basis sold and administered by Prudential as may be designated by it as participating therein.

     B. Prudential will perform all administrative functions in connection with the contracts on a variable basis which it may issue, including receiving contributions from or on behalf of contract holders or participants thereunder, allocating such contributions in accordance with the provisions of such contracts and making variable annuity payments as they become due. More particularly, Prudential will:

     (a) maintain such books of account and records of all transactions relating to VCA-2 as may be necessary to reflect clearly the assets and liabilities attributable to VCA-2, and in that connection all investments and liabilities attributable to VCA-2, at all times, shall be identifiable and distinguishable from the other investments and liabilities of Prudential;

     (b) have custody of and keep safely at all times the assets held in VCA-2. Such assets shall always be physically segregated from the other assets of Prudential. Access to such assets shall be permitted only in accordance with the applicable provisions of the Investment Company Act of 1940 ("1940 Act"), the regulations thereunder, and such exemptions




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          therefrom as may be granted by the Securities and Exchange Commission.
          All persons having access to such assets shall be covered by a bond that meets the requirements of said Act and regulations. Securities included among the assets held in VCA-2 shall be registered in the name of VCA-2;

     (c) prepare and transmit to the VCA-2 Committee for its approval all proxies, proxy statements and periodic reports that are required to be, or may be, transmitted to persons having voting rights in respect of VCA-2, as provided for by the Rules and Regulations of VCA-2, and upon the Committee's approval transmit the same to such persons;

     (d) prepare and file all reports required by law to be filed with any state or federal regulatory agency; and

     (e) pay all costs, taxes and expenses attributable to the operations of VCA-2. Such payment shall not result in any reduction of the value or number of Accumulation Units credited to persons who hold participating interests in VCA-2 or in the amounts which they are entitled to receive under contracts on a variable basis issued by Prudential other than in a manner set forth in each such contract. Each such contract will set forth, either in terms of dollars or of a percentage by which the value of the amounts credited to persons holding participating interests in VCA-2 will be reduced, the charge that will be made in order to provide funds intended to defray the expenses of administering the contracts and to create a surplus to be used, if necessary, to meet the mortality and expense guarantees made by Prudential.

     C. Prudential will sell its contracts on a variable basis through agents employed by it and through independent brokers and will pay certain sales commissions in that connection as well as other expenses attributable to the marketing and sale of such contracts.




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     D.   Pursuant to the requirements of the 1940 Act VCA-2 will be registered thereunder as an investment company.

     E. The 1940 Act forbids any person from acting as principal underwriter to a registered investment company except pursuant to a written contract and Prudential may be regarded as the principal underwriter of VCA-2.

                                    AGREEMENT

     NOW, THEREFORE, Prudential and VCA-2 agree as follows:

     1. Prudential will sell contracts on a variable basis that include participating interests in VCA-2.

     2. Each contract on a variable basis participating in VCA-2 sold by Prudential shall set forth explicitly the percentage of each contribution made by or on behalf of every person covered thereunder that will be credited to an account maintained for such person. The remaining portion of each such contribution will be retained by Prudential and may be used by it, to the extent necessary, for the payment of commissions to persons instrumental in the sale of such contract and for payment of other expenses incurred in connection with the marketing and sale of such contract.

     3. Promptly after it issues a contract on a variable basis that includes participating interests in VCA-2 Prudential shall advise the Prudential Variable Contract Account-2 Committee ("Committee") of the percentage of each contribution that the contract provides will be credited to the accounts of participants thereunder. Prudential shall also promptly advise the Committee of any change in the contract that increases or decreases such percentage.





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     4.   It is understood that the compensation to Prudential, resulting from the fact that less than 100 per cent of the contribution made by participants under contracts on a variable basis is credited to the accounts maintained for such persons, is separate and apart from the additional compensation, more fully described in a separate contract between the parties also executed as of this date, providing for the performance of investment management services, and is also separate from and additional to the charge or charges made, as described in Paragraph B, subparagraph (e), of the Statement of Facts preceding this Agreement, for the purpose of providing funds to defray the expenses of administering the contracts.

     5. This agreement shall remain in force until June 1, 1969 and from year to year thereafter, but only so long as such continuance is approved at least annually by the affirmative vote of the Committee, including the specific approval of a majority of the members of the Committee who are not persons affiliated with Prudential, or by a majority of the votes cast by those persons having voting rights in respect of VCA-2, as provided for by the Rules and Regulations of VCA-2.

     6. This agreement shall automatically terminate in the event of its assignment by Prudential.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 19th day of February, 1968.

Attest:                       THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


/s/ W.D. Freeston             By      /s/
-------------------------        -----------------------------------------
W.D. Freeston, Secretary                Executive Vice President


Witnessed:                    THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-2

/s/                                By /s/ Meyer Melnikoff
-------------------------        -----------------------------------------
Secretary to the Committee              Chairman of the Committee